Exhibit 10.1

UNSECURED SUBORDINATED CREDIT AGREEMENT

dated as of September 7, 2007,

among

ATP OIL & GAS CORPORATION,

THE LENDERS NAMED HEREIN,

and

CREDIT SUISSE,

as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner and Sole Lead Arranger

i

Schedules

Schedule 2.01	Lenders and Commitments
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.10	Certain Agreements
Schedule 3.17	Environmental Matters
Schedule 6.01	Outstanding Indebtedness

Exhibits

EXHIBIT A	Form of Administrative Questionnaire

EXHIBIT B	Form of Assignment and Acceptance

EXHIBIT C	Form of Borrowing Request

EXHIBIT D	Form of Opinion of Jackson Walker L.L.P.

v

UNSECURED SUBORDINATED CREDIT AGREEMENT dated as of September 7, 2007, among ATP OIL & GAS CORPORATION, a Texas corporation (the “Borrower”), the Lenders (as defined in Article I), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

The Borrower has requested that the Lenders extend credit in the form of Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date, in an aggregate principal amount not in excess of $160,000,000. The proceeds of the Loans are to be used to fund near-term development and acquisition opportunities and other general corporate purposes of the Borrower and its Subsidiaries.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than Hydrocarbons and other inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of or made in the ordinary course of business), provided that (x) any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $1,000,000 and (y) any asset sale entered into by the Borrower or any Subsidiary in the good faith exercise of its business judgment, involving the sale, transfer or other disposition by the Borrower or such Subsidiary of Hydrocarbon Interests in exchange for a commitment of the transferee to bear a disproportionate share of the costs attributable to the Oil and Gas Properties to which such Hydrocarbon Interests relate, shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Blockage Notice” shall have the meaning assigned to such term in Section 8.03.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” shall mean the Loans borrowed on the Closing Date.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) investments in so-called “auction rate” securities rated AA or higher by S&P or Aa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

(g) other short-term investments utilized by Subsidiaries not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, as such Rule is in effect on the date hereof) other than the Management Investors shall own, directly or indirectly, beneficially or of record, shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, and the percentage of the aggregate ordinary voting power represented by the shares of capital stock of the Borrower owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by the shares of capital stock of the Borrower owned by the Management Investors; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in any Junior Financing Documentation or any other indenture or agreement in respect of Material Indebtedness to which the Borrower or a Subsidiary is a party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Closing Date” shall mean September 7, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.

“Commodity Hedging Agreement” shall mean a commodity price risk management or purchase agreement or similar arrangement (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities).

“Consolidated EBITDAX” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization for such period, (iv) geological and geophysical expense for such period, (v) all amounts attributable to impairment of oil and gas properties for such period, (vi) any non-cash compensation charges, including any arising from employee stock options, taken during such period, (vii) any extraordinary losses for such period and (viii) any other non-cash charges (other than the write-down of current assets) for such period, and minus (b) without duplication (i) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clauses (a)(vi) or (viii) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (c) the aggregate amount of all dividends in respect of Preferred Equity Interests paid in cash by the Borrower and the Subsidiaries during such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to Interest Rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such person during such period and (d) any gains attributable to sales of assets out of the ordinary course of business.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Facility” shall mean the loan facility provided for by this Agreement.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Designated Senior Indebtedness” means all Payment Obligations pursuant to the Existing Credit Agreement.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires any other scheduled payment constituting a return of capital (not including regular scheduled payments of cash or pay-in-kind dividends), in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case prior to the first anniversary of the Maturity Date.

“dollars” or “$” shall mean lawful money of the United States of America.

“Disposition Event” shall mean any Asset Sale, Permitted MLP Transfer or MLP Extraordinary Distribution.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Sector” shall mean the jurisdiction of The Netherlands commonly referred to as the Dutch Sector—North Sea.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; (i) any Foreign Benefit Event; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Proceeds” shall have the meaning assigned to such term in Section 2.12(a).

“Excess Reserve Value” shall mean the excess of (i) PV-10 Value related to net additions to Proved Reserves over (ii) 5% multiplied by PV-10 Value. All PV-10 Values in this definition shall be as calculated for the current year semi-annual Reserve Report before giving effect to the exclusion of any Excess Reserve Value.

“Exchange Rate” shall mean, on any day, with respect to any foreign currency, the noon buying rate in New York City for such foreign currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of December 28, 2006, as amended, among the Borrower, the lenders party thereto, and Credit Suisse, as administrative agent and collateral agent, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document), including an indenture, governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or successor credit agreements, whether by the same or any other lender, investor or group of lenders or investors.

“FASB 133” means Statement No. 133 of the Financial Accounting Standards Board, “Accounting for Derivative Instruments and Hedging Activities”, as amended or supplemented from time to time.

“FASB 143” means Statement No. 143 of the Financial Accounting Standards Board, “Accounting for Asset Retirement Obligations”, as amended or supplemented from time to time.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated September 4, 2007, among the Borrower, Credit Suisse Securities (USA) LLC and the Administrative Agent.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments under any applicable law on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $3,750,000 by the Borrower or any of the Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by the Borrower or any of the Subsidiaries, or the imposition on the Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $3,750,000.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any Commodity Hedging Agreement, Interest Rate Hedging Agreement or foreign currency exchange agreement or other currency exchange rate hedging arrangement.

“Hydrocarbons” shall mean oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products directly or indirectly refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, leasehold interests and licenses, oil, gas and mineral leases, leasehold interests and licenses, or other liquid or gaseous hydrocarbon licenses, leases, fee mineral interests, term mineral interests, subleases, farm-outs, royalties, overriding royalty and royalty interests, non-consent interests arising out of or pursuant to Oil and Gas Contracts, net profit interests, net revenue interests, oil payments, production payments, production payment interests and similar interests and estates, including all reserved or residual interest of whatever nature and all reversionary or carried interests relating to any of the foregoing.

“Immaterial Subsidiary” shall mean, at any time, any Subsidiary that (i) contributed 2.5% or less of the Consolidated EBITDAX of the Borrower and the Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination, and (ii) had consolidated assets representing 2.5% or less of the total consolidated assets of the Borrower and the Subsidiaries on the last day of the most recent fiscal quarter ended on or prior to the date of determination.

“Incur” shall mean issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

will each not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers’ acceptances and (k) the liquidation preference of, and all other obligations of such person in respect of, Disqualified Capital Stock of such person. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05.

“Independent Engineering Firm” shall mean Ryder Scott Company L.P., RPS Energy, DeGolyer and MacNaughton, Collarini Associates and/or one or more other independent engineering firms selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Information” shall have the meaning assigned to such term in Section 10.16.

“Interest Payment Date” shall mean with respect to any Loan, the fourth day of each January, April, July and October; provided, however, that if any Interest Payment Date would be a day other than a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day.

“Interest Rate Hedging Agreement” shall mean any interest rate swap, cap or collar agreement or other interest rate protection agreement or interest rate hedging arrangement.

“Investment” shall mean the purchase, holding or acquisition of any Equity Interests, evidences of indebtedness or other securities of, the making or permitting to exist any loans or advances to, or the making or permitting to exist any investment or any other interest in, any other person or business, including the acquisition of Oil and Gas Properties.

“Junior Financing Documentation” shall mean any indenture or other documentation governing any Permitted Subordinated Indebtedness.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

“Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDAX for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Management Investors” shall mean the directors, executive officers and other management employees of the Borrower on the Closing Date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its obligations under this Agreement or (c) a material impairment of the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” shall mean September 7, 2011.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“MLP” shall mean a master limited partnership.

“MLP Extraordinary Distribution” shall mean any dividends or distributions made by a Permitted MLP or Permitted GP other than any dividends or distributions out of the operating surplus of such Permitted MLP or Permitted GP.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any Permitted MLP Transfer or MLP Extraordinary Distribution, the cash proceeds thereof, net of all taxes, costs and other expenses incurred in connection therewith.

“Nonpayment Default” shall have the meaning assigned to such term in Section 8.03.

“North Sea” shall mean, collectively, the Dutch Sector and the UK Sector, and surrounding areas of the North Sea.

“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and repayment premium on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Obligee Parties, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement.

“Obligee Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by the Borrower under this Agreement and (d) the successors and assigns of each of the foregoing.

“Offer” shall have the meaning assigned to such term in Section 2.12(c).

“Oil and Gas Business” shall mean (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons; (b) the gathering, treating, processing, storage and selling of any production from such interests or properties; and (c) any business directly relating to or arising directly from exploration for, or development, production, treatment, processing, storage or selling of, Hydrocarbons, or that is or necessary or desirable to facilitate the activities described in this definition.

“Oil and Gas Contracts” shall mean all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, equipment leases, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties (or related oil and gas gathering assets) or Hydrocarbon Interests of the Borrower and the Subsidiaries, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties of the Borrower and the Subsidiaries, as any such contracts and agreements as they may be amended, restated, modified, substituted or supplemented from time to time.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all currently existing or future rights arising under (i) unitization agreements, orders or other arrangements, (ii) pooling orders, agreements or other arrangements and (iii) declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (d) all pipelines, gathering lines, compression facilities, tanks and processing plants; (e) all interests held in royalty trusts whether currently existing or hereafter created; (f) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (g) all tenements, hereditaments, appurtenances, interests and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above (including (i) any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or property and (ii) any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing); and (h) all production units, and drilling and spacing units (and the properties covered thereby) which may affect all or any portion of the other Oil and Gas Properties and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction.

“Option Period” shall have the meaning assigned to such term in Section 6.01(b)(x).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“pay the Loans” shall have the meaning assigned to such term in Section 8.03.

“Payment Blockage Period” shall have the meaning assigned to such term in Section 8.03.

“Payment Default” shall have the meaning assigned to such term in Section 8.03.

“Payment Obligations” means with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business Investments” shall mean investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing, storing, treating, selling or transporting oil and gas through agreements, transactions, interests or arrangements (including those that permit a person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties), including the entry into or acquisition of operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith (with the amount thereof measured at the time initially made); provided that an investment in Equity Interests in a person shall not constitute a Permitted Business Investment.

“Permitted GP” shall mean any general partner of a Permitted MLP.

“Permitted Investment” shall mean each of the following Investments:

(a) Investments by the Borrower and the Subsidiaries in the Borrower or any Domestic Subsidiary;

(b) Investments by the Borrower and Domestic Subsidiaries in Foreign Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such Investments) shall not exceed $350,000,000;

(b) Investments in cash and Cash Equivalents;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) consisting of loans and advances in the ordinary course of business to employees of the Borrower and the Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,500,000 at any time;

(e) consisting of Hedging Agreements that are not speculative in nature;

(f) consisting of the acquisition of Oil and Gas Properties; provided that (i) the aggregate amount of acquisitions of Oil and Gas Properties in any fiscal year does not exceed the greater of (A) $180,000,000 or (B) 9.0% of PV-10 Value and (ii) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing;

(g) consisting of Equity Interests in Permitted MLPs and Permitted GPs received in connection with a Permitted MLP Transfer; and

(h) consisting of other Investments to the extent such Investments, when taken together with all other Investments made pursuant to this clause (i) and outstanding on the date such Investment is made, do not exceed $12,000,000.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts or commissions and other fees and expenses in connection therewith plus, when applicable, unused revolving credit commitments thereunder), (b) other than in the case of any Permitted Refinancing Indebtedness in respect of the Indebtedness under the Existing Credit Agreement, the maturity date of such Permitted Refinancing Indebtedness is no earlier than the first anniversary of the Maturity Date, (c) other than in the case of any Permitted Refinancing Indebtedness in respect of the Indebtedness under the Existing Credit Agreement, the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (e) other than in the case of any Permitted Refinancing Indebtedness in respect of the Indebtedness under the Existing Credit Agreement, no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced, and (f) other than in the case of any Permitted Refinancing Indebtedness in respect of the Indebtedness under the Existing Credit Agreement, has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments (other than regularly scheduled payments of interest), and shall have provisions relating to mandatory prepayment, repurchase, redemption and offers to purchase that are consistent with the Indebtedness so Refinanced.

“Permitted MLP” shall mean any MLP to which the Borrower or a Subsidiary shall have made a Permitted MLP Transfer either directly to such MLP or to a subsidiary of such MLP, including any successor person to such MLP.

“Permitted MLP Transfer” shall mean any sale, transfer or other disposition of assets to an MLP or subsidiary of an MLP in which (i) the assets so transferred are limited to physical non-production assets (e.g., gathering lines, processing facilities and pipelines); (ii) the Borrower shall have notified the Administrative Agent reasonably prior to such sale, transfer or other disposition of assets and of the principal terms and conditions thereof; (iii) the sale, transfer or other disposition of assets is for fair market value (as determined in good faith by the Borrower’s board of directors) and for consideration consisting solely of (x) cash or (y) non-cash consideration in the form of Equity Interests in the applicable MLP or the general partner of the applicable MLP; (iv) the fair market value of the sale, transfer or other disposition of assets plus the aggregate fair market value of all prior Permitted MLP Transfers does not exceed $600,000,000; (v) the fair market value of Equity Interests received plus the aggregate fair market value of Equity Interests received in all prior Permitted MLP Transfers (in each case, valued at the time of receipt of the applicable Equity Interests) does not exceed $300,000,000; and (vi) the other terms and conditions and any related agreements or arrangements are consistent with those customarily found in MLP transactions as determined in good faith by the Borrower and reasonably acceptable to the Administrative Agent.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness that is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions satisfactory to the Required Lenders, (b) will not mature prior to the first anniversary of the Maturity Date, (c) has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments (other than regularly scheduled payments of cash or pay-in-kind interest) and (d) has covenant (including provisions relating to mandatory prepayment, repurchase, redemption and offers to purchase), default and remedy provisions satisfactory to the Required Lenders.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Equity Interests” shall mean any class or series of Equity Interest the terms of which provide that dividends in respect thereof are payable at a specified rate or that has preference in the payment of dividends or in the liquidation of assets over any other class or series of Equity Interests of the issuer thereof.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) any Permitted Business Investment in discrete Oil and Gas Properties, (b) any Asset Sale of a Subsidiary, operating entity or discrete Oil and Gas Properties, in the case of each of clauses (a) and (b) for which historical financial statements for the relevant period are available or (c) any Permitted MLP Transfer (including pro forma adjustments arising out of events which are directly attributable to the Permitted Business Investment or Asset Sale or Permitted MLP Transfer, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission, and as certified by a Financial Officer of the Borrower) using, for purposes of determining such compliance, the historical financial statements (or, in the case of a Permitted MLP Transfer, other relevant historical financial information) of all entities or assets so acquired or sold or otherwise transferred and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Permitted Business Investment or Asset Sale or Permitted MLP Transfer, and all such other Permitted Business Investments or Asset Sales or Permitted MLP Transfers that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Business Investments had been consummated and incurred at the beginning of such period.

“Proved Reserves” shall mean the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV-10 Value” shall mean, as of any date of determination, the present value of future cash flows from Proved Reserves on the Borrower’s and the Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 5.04(d), utilizing (i) in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico), the average of the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (ii) in the case of any Oil and Gas Properties located in the North Sea, the average of the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (iii) in the case of any Oil and Gas Properties located in any other jurisdiction, the average of the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the Administrative Agent, in the case of each of clauses (i), (ii) and (iii), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. PV-10 Value shall be adjusted to give effect to the Commodity Hedging Agreements of the Borrower and the Subsidiaries then in effect. For purposes of calculating PV-10 Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than dollars shall be converted into dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.

“Register” shall have the meaning assigned to such term in Section 10.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Representative” means, with respect to a person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such person.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time.

“Reserve Coverage Ratio” shall mean, on any date of determination, the ratio of (a) the PV-10 Value on such date to (b) Total Debt on such date.

“Reserve Report” shall mean (a) each annual reserve report prepared by an Independent Engineering Firm, in form and detail reasonably acceptable to the Administrative Agent and (b) each semi-annual reserve report prepared by the Borrower, in form and detail reasonably acceptable to the Administrative Agent (it being understood and agreed that the Borrower will prepare each such semi-annual reserve report based on the most recent annual Reserve Report, as adjusted for actual production, operating costs, capital costs and net additions of Proved Reserves during the first six calendar months; provided that any semi-annual reserve report shall include Excess Reserve Value only to the extent that the Borrower provides supporting information for such Excess Reserve Value from an Independent Engineering Firm pursuant to Section 5.04(d)), in each case with respect to the Oil and Gas Properties of the Borrower and the Subsidiaries as of (x) December 31 of the year immediately preceding the year in which such report is delivered pursuant to Section 5.04(d), in the case of an annual reserve report or (y) June 30 of the year in which such report is delivered pursuant to Section 5.04(d), in the case of a semi-annual reserve report. Each Reserve Report prepared by the Borrower shall be certified by the chief engineering officer of the Borrower as being accurate in all material respects.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, (b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Borrower or any Subsidiary (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement), or (c) the making of any Investment (other than a Permitted Investment) in any person.

“Right of First Refusal Notice” shall have the meaning assigned to such term in Section 6.01(b)(x).

“Rights Option” shall have the meaning assigned to such term in Section 6.01(b)(x).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Secured Indebtedness” shall mean any Indebtedness of the Borrower or any Subsidiary secured by a Lien.

“Senior Indebtedness” means, with respect to any person, (a) Indebtedness of such person, whether outstanding on the Closing Date or thereafter incurred, and (b) all other obligations of such person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (a) above, unless, in the case of clauses (a) and (b) above, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Loans; provided that Senior Indebtedness shall not include (i) any obligation of such person to the Borrower or any Subsidiary, (ii) any liability for Federal, state, local or other taxes owed or owing by such person, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business, (iv) any Indebtedness or other obligation of such person which is subordinate or junior in any respect to any other Indebtedness or other obligation of such person, or (v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Senior Subordinated Indebtedness” shall mean the Obligations and any other Indebtedness of the Borrower that specifically provides that such Indebtedness is to rank pari passu with the Obligations in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Borrower that is not Senior Indebtedness of the Borrower.

“SPC” shall have the meaning assigned to such term in Section 10.04(i).

“Subordinated Obligation” shall mean any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Loans pursuant to a written agreement to that effect.

“Subsequent Financing” shall have the meaning assigned to such term in Section 6.01(b)(x).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower, other than a Permitted MLP and any subsidiary of a Permitted MLP.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.07.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Three-Year Strip Price” shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definition of “PV-10 Value” and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.

“Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of this Agreement and the making of the Borrowings hereunder and (b) the payment of related fees and expenses.

“UK Sector” shall mean the jurisdiction of the United Kingdom commonly referred to as the UK Sector—North Sea.

“USA Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to,

this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. With respect to any period during which any Permitted Business Investment of the type described in clause (a) of the definition of the term “Pro Forma Basis” or Asset Sale of the type described in clause (b) of such definition or Permitted MLP Transfer occurs as permitted pursuant to the terms hereof, the Leverage Ratio and the Reserve Coverage Ratio shall be calculated with respect to such period and such Permitted Business Investment or Asset Sale or Permitted MLP Transfer (and for greater certainty, for purposes of the incurrence test set forth in Section 6.01(a)) on a Pro Forma Basis.

ARTICLE II

The Credit

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment. Amounts paid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan has been or shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, on such date or such later time as the Administrative Agent agrees to, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, (A) for the first two days following the date such amount is made available to the Borrower, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) and (B) thereafter, at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03. Borrowing Procedure. In order to request the Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone not later than 10:00 a.m., New York City time, on the day of the proposed Borrowing or such later time as the Administrative Agent agrees to. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) the date of such Borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; and (iii) the amount of such Borrowing. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount plus any applicable premium of each Loan of such Lender as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded;

provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower (and such promissory note shall be deemed to constitute part of this Agreement). Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the non-refundable administration fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(b) The Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Absent manifest error in the calculation of any Administrative Agent Fee paid, once paid, no Administrative Agent Fee shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to 11.25%.

(b) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all amounts outstanding under this Agreement shall bear interest (after as well as before judgment), payable on demand, in all cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to 13.25% per annum.

SECTION 2.08. Termination and Reduction of Commitments. The Commitments shall automatically terminate upon the making of the Loans on the Closing Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on September 7, 2007, if the initial Credit Event shall not have occurred by such time.

SECTION 2.09. Repayment of Borrowings. (a) To the extent not previously paid, all Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(b) All repayments pursuant to this Section 2.09 shall be subject to Section 2.11.

SECTION 2.10. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Optional prepayments of Loans shall be subject to Section 2.11.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of the Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.10 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.11. Repayment Premium. Any repayment of principal of the Loans shall (including, for greater certainty, on the Maturity Date) be accompanied by a payment of a repayment premium in an amount (expressed as a percentage of the principal amount of the Loans to be repaid) equal to the applicable percentage set forth in the table below under the column “Applicable Repayment Premium” corresponding to the period in which such repayment is made:

Period	Applicable Repayment Premium
Closing Date through June 30, 2008	2.0%
July 1, 2008 through September 30, 2008	2.2%
October 1, 2008 through December 31, 2008	3.3%
January 1, 2009 through March 31, 2009	4.3%
April 1, 2009 through June 30, 2009	5.3%
July 1, 2009 through September 30, 2009	6.2%
October 1, 2009 through December 31, 2009	6.9%
January 1, 2010 through March 31, 2010	7.5%
April 1, 2010 through June 30, 2010	8.1%
July 1, 2010 through September 30, 2010	8.6%
October 1, 2010 through December 31, 2010	8.9%
January 1, 2011 through March 31, 2011	9.0%
April 1, 2011 through June 30, 2011	9.1%
July 1, 2011 through thereafter (including the Maturity Date)	9.0%

SECTION 2.12. Disposition Event Offer. (a) An amount equal to 100% of the Net Cash Proceeds from any Disposition Event shall be applied by the Borrower (or the applicable Subsidiary, as the case may be) (A) first, to the extent the Borrower elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Borrower or Indebtedness (other than any Disqualified Capital Stock) of a wholly owned

Subsidiary (in each case other than Indebtedness owed to the Borrower and any Subsidiary) within 180 days from the later of the date of such Disposition Event or the receipt of such Net Cash Proceeds; (B) second, to the extent of the balance of such Net Cash Proceeds after application in accordance with clause (A), to the extent the Borrower elects, to reinvest or contractually commit to reinvest in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within 180 days of such receipt; and (C) third, to the extent of the balance of such Net Cash Proceeds after application in accordance with clauses (A) and (B) (the “Excess Proceeds”), to make an Offer to the Lenders (and to holders of other Indebtedness of the Borrower that is pari passu to the Loans) to prepay Loans (and such other Indebtedness) pursuant to and subject to the conditions of Section 2.12(b); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Borrower shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this Section 2.12, the Borrower shall not be required to apply any Net Cash Proceeds in accordance with this Section 2.12 until the aggregate Excess Proceeds exceeds $10,000,000.

(b) When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Borrower shall (i) make an offer within ten (10) Business Days after the date that Excess Proceeds exceed $10,000,000 to all Lenders and, if required by the terms of any other Indebtedness pari passu with the Loans, to the holders of such Indebtedness in accordance with the procedures set forth below for prepayment or an Offer, to prepay the maximum aggregate principal amount of Loans and prepay or purchase the maximum principal amount of such Indebtedness that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at a prepayment or purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment or repurchase, plus any redemption/repayment premium (which, in the case of the Loans, shall be as set forth in Section 2.11); and (ii) prepay all the Loans of Lenders properly accepting such offer of prepayment in accordance with such Offer (subject to the proration provisions set forth in paragraph (e) of this Section 2.12). The Borrower may satisfy the foregoing obligations with respect to any Net Cash Proceeds from a Disposition Event by making an Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 180 day period or with respect to Excess Proceeds of $10,000,000 or less.

(c) An “Offer” means a notice delivered by the Borrower to the Administrative Agent (which will promptly furnish such notice to the Lenders) stating:

(i) that an Offer is being made pursuant to this Section 2.12 and that such Lender has the right to require the Borrower to prepay all or a portion of such Lender’s Loans (subject to the proration provisions set forth in paragraph (e) of this Section 2.12) at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment, plus the applicable repayment premium pursuant to Section 2.11; and

(ii) the prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed).

(d) On the prepayment date, the Borrower (subject to the proration provisions set forth in paragraph (e) of this Section 2.12) shall prepay the Loans of all Lenders who accept the Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment, plus the applicable repayment premium pursuant to Section 2.11.

(e) To the extent that the aggregate amount of Loans and other Indebtedness pari passu to the Loans tendered pursuant to an Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to the terms of this Agreement. If the aggregate principal amount of Loans and other Indebtedness pari passu to the Loans tendered pursuant to an Offer exceeds the amount of Excess Proceeds, the Borrower shall select or cause to be selected the Loans and such other Indebtedness to be prepaid or purchased on a pro rata basis based on the principal amount (or accreted value (for purposes of this paragraph the accreted value of any Loan shall include any applicable repayment premium on such Loan) of the Loans and other Indebtedness pari passu to the Loans tendered. Upon completion of any such Offer, the amount of Excess Proceeds related to such Offer shall be reset at zero.

(f) Pending the final application of any Net Cash Proceeds pursuant to this Section 2.12, the Borrower may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited hereunder.

SECTION 2.13. Change in Circumstances. (a) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(c) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14. Pro Rata Treatment. Except in respect of any election made pursuant to Section 2.12(d), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.15. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.16. Payments. (a) The Borrower shall make each payment (including principal of or interest or premium on any Borrowing or any Administrative Agent Fee or other amounts) hereunder not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest or premium on any Borrowing or any Administrative Agent Fee or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.18. Assignment of Commitments or Loans Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17 or (iii) any Lender refuses to consent to any amendment, waiver or other modification of this Agreement requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, plus all other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Section 2.11 and Section 2.13 (with the applicable repayment premium thereunder to be payable by the Borrower)); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13 or the amounts paid pursuant to Section 2.17, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 2.17, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall waive its right to further payments under Section 2.17 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.18(a).

(b) If (i) any Lender shall request compensation under Section 2.13 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or would reduce amounts payable pursuant to Section 2.17, as the case may be, in the future. The

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) such as have been made or obtained and are in full force and effect and (b) filings required by the Securities Exchange Act of 1934, as amended.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2006, audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2006.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Other than the Oil and Gas Properties (which are the subject of paragraph (b) below), the Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b) The Borrower and each of the Subsidiaries has good and marketable title to all of the Oil and Gas Properties included in the most recent Reserve Report delivered pursuant to Section 5.04(d) free from all claims and title imperfections, except for (i) such imperfections of title as do not in the aggregate detract from the value thereof to, or the use thereof in, the business of the Borrower or any of its Subsidiaries in any material respect and (ii) Oil and Gas Properties disposed of since the date of the most recent Reserve Report as permitted by Section 6.04. The quantum and nature of the interest of the Borrower and the Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report includes or will include the entire interest of the Borrower and the Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are or will be complete and accurate in all material respects as of the date of such Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could reduce the interest of the Borrower and the Subsidiaries in such Oil and Gas Properties in any material respect, except as expressly set forth or given effect to in such Reserve Report.

(c) Each of the Borrower and each of the Subsidiaries has complied with all obligations under all licenses, leases and term mineral interests in the Oil and Gas Properties and all such licenses, leases and term mineral interests are valid, subsisting and in full force and effect, and neither the Borrower nor any of the Subsidiaries has knowledge that a default exists under any of the terms or provisions, express or implied, of any of such licenses, leases or interests or under any agreement to which the same are subject, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. All of the Oil and Gas Contracts and obligations of the Borrower and the Subsidiaries that relate to the Oil and Gas Properties are in full force and effect and constitute legal, valid and binding obligations of the Borrower and the Subsidiaries party thereto, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. None of the Borrower or any of the Subsidiaries or, to the knowledge of the Borrower and the Subsidiaries, any other party to any licenses, leases or term mineral interests in the Oil and Gas Properties or any Oil and Gas Contract (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any obligations thereunder, whether express or implied, except such that could not reasonably be expected to result in a Material Adverse Effect or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any licenses or lease in the Oil and Gas Properties or any Oil and Gas Contract, except such that could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all such licenses, leases and term mineral interests.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the security documents relating to the Existing Credit Agreement).

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any business, property or rights of any such person (i) that involve this Agreement or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Neither of the Borrower nor any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation applicable to the Oil and Gas Business or any other applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. (a) Except as set forth on Schedule 3.10, none of the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.10, none of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preliminary statement to this Agreement.

SECTION 3.14. Tax Returns. Each of the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16. Employee Benefit Plans. Each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount that is material, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used to fund such plan) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that is material.

SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability on its part.

SECTION 3.18. Future Commitments. As of the Closing Date, on a net basis there are no material gas imbalances, take-or-pay or other prepayments with respect to any Oil and Gas Property of the Borrower or any Subsidiary that would require the Borrower or any Subsidiary to deliver Hydrocarbons produced from Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

SECTION 3.19. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.20. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

On or prior to the date of the Borrowing (such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) The Borrower shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed at or prior to the time of the Borrowing, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing

(d) The Administrative Agent and the Lenders shall not have discovered or otherwise have become aware of any information not previously disclosed to them that is inconsistent in a material and adverse manner with their understanding, based on the information provided to them prior to the Closing Date, of the business, assets, operations, conditions (financial or otherwise) or prospects of the Borrower and its Subsidiaries, as a whole.

(e) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Jackson Walker L.L.P., counsel for the Borrower, substantially to the effect set forth in Exhibit D (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) covering such other matters relating to this Agreement and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion.

(f) All legal matters incident to this Agreement and the Borrowing hereunder shall be satisfactory to the Lenders and to the Administrative Agent.

(g) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State (or other similar official); (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(h) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Article IV.

(i) The Lenders shall have received the financial statements and opinion referred to in Section 3.05, none of which shall demonstrate a material adverse change in the financial condition of the Borrower from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders.

(j) The Administrative Agent shall have received a copy of the most recent Reserve Report delivered pursuant to the Existing Credit Agreement.

(k) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(l) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(m) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Article IV.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium on each Loan and all Administrative Agent Fees and all other expenses or amounts payable hereunder shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses; Oil and Gas Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.07.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is currently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(c) Comply in all material respects with the terms and provisions of all oil and gas leases and licenses relating to the Oil and Gas Properties of the Borrower and the Subsidiaries and all contracts and agreements relating thereto or to the production and sale of Hydrocarbons therefrom; and with respect to any such Oil and Gas Properties or oil and gas gathering assets that are operated by operators other than the Borrower or a Subsidiary, use all commercially reasonable efforts to enforce in a manner consistent with industry practice the operator’s contractual obligations to maintain, develop, and operate such Oil and Gas Properties and oil and gas gathering assets in accordance with the applicable operating agreements.

SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

SECTION 5.03. Payment of Obligations and Taxes. (a) Pay its Indebtedness and other obligations promptly and in accordance with their terms.

(b) Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or where the failure to effect such payment could not reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 5.04. Financial Statements, Reserve Reports, etc. In the case of the Borrower, furnish to the Administrative Agent:

(a) within 95 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the chief financial officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) describing the material terms of (x) any Asset Sales and (y) any sales, transfers or other dispositions of the nature described in clause (y) to the proviso in the definition of the term “Asset Sale”, in each case, that occurred during the preceding quarter (including, as applicable, the nature of the assets sold, the sale price and Net Cash Proceeds therefrom and the amount of proceeds from all Asset Sales during such period that have been applied to prepay, repay, redeem or purchase Senior Indebtedness or reinvested or that are awaiting such application or reinvestment in accordance with Section 2.12);

(d) prior to or concurrently with any delivery of financial statements under paragraph (a) or (b) above, a Reserve Report (which shall be (i) an annual Reserve Report (as described in the definition of such term) in the case of a Reserve Report delivered in connection with annual financial statements or (ii) a semi-annual Reserve Report (as so described) in the case of a Reserve Report delivered in connection with quarterly financial statements for the fiscal quarter ended June 30) setting forth, among other things, (i) the Oil and Gas Properties owned by the Borrower and the Subsidiaries and covered by such Reserve Report, (ii) the Proved Reserves and probable reserves attributable to such Oil and Gas Properties and (iii) a projection of the rate of production and net income of such Proved Reserves and probable reserves as of the date as of which the information set forth in such Reserve Report is provided, all in accordance with the guidelines published by the Securities and Exchange Commission (but utilizing the pricing parameters set forth in the definition of the term PV-10 Value (and, in the case of an annual Reserve Report, in addition to such pricing parameters those specified in such Securities and Exchange Commission guidelines)) and utilizing such operating cost and other assumptions as proposed by the Company and agreed to by the Administrative Agent (or, if no such agreement is reached, such cost and other assumptions as the Administrative Agent shall from time to time specify)(it being understood and agreed that, any semi-annual Reserve Report delivered pursuant to this paragraph (d) shall not include Excess Reserve Value unless, and then only to the extent, the Borrower provides supporting information relating to such Excess Reserve Value that is prepared by an Independent Engineering Firm in form and detail reasonably acceptable to the Administrative Agent);

(e) concurrently with the delivery of each Reserve Report under paragraph (d) above, a certificate of a Responsible Officer showing any additions to or deletions from the Oil and Gas Properties made by the Borrower and the Subsidiaries since the date of the most recently delivered previous Reserve Report;

(f) at least 30 days prior to the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(g) concurrently with any delivery of financial statements under paragraph (a) or (b) above, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be (it being understood and agreed that the Borrower shall notify the Administrative Agent of the filing of any such periodic report on Form 8-K that the Borrower determines in good faith relates to a matter that is or may be material to the interests of the Lenders promptly after the same becomes publicly available);

(h) promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” (whether in final or draft form) received by any such person from its certified public accountants and the management’s response thereto;

(i) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of any such person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of any such person with the officers thereof and independent accountants therefor.

SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the preliminary statement to this Agreement.

SECTION 5.08. Further Assurances. The Borrower will cause any Domestic Subsidiary (other than an Immaterial Subsidiary) to guarantee the Obligations hereunder on an unsecured senior subordinated basis pursuant to documentation reasonably satisfactory to the Administrative Agent and the Required Lenders.

ARTICLE VI

Negative Covenants

SECTION 6.01. Limitation on Indebtedness. (a) The Borrower shall not, and shall not permit any Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Borrower and the Subsidiaries shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving pro forma effect thereto (and to the application of the proceeds thereof), on a Pro Forma Basis, (i) no Default has occurred and is continuing, (ii) the Leverage Ratio is less than 2.00 to 1.00 and (iii) the Reserve Coverage Ratio is greater than 2.00 to 1.00.

(b) Notwithstanding the foregoing paragraph (a), the Borrower and the Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

(i) Indebtedness (other than Indebtedness described in clauses (ii) and (iii) of this paragraph (b)) existing on the Closing Date and set forth in Schedule 6.01;

(ii) Indebtedness Incurred hereunder;

(iii) (A) Indebtedness existing under the Existing Credit Agreement in an aggregate principal amount not to exceed $1,340,072,343, less the aggregate amount of mandatory principal payments actually made by the Borrower in respect of Indebtedness thereunder with Net Cash Proceeds from an Asset Sale or series of related Asset Sales and (B) Permitted Refinancing Indebtedness in respect thereof;

(iv) intercompany Indebtedness of the Borrower and the Subsidiaries; provided that Indebtedness of the Borrower to any Subsidiary shall be subordinated to the Obligations on terms satisfactory to the Required Lenders;

(v) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(b)(v), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(b)(vi), shall not exceed $200,000,000 at any time outstanding;

(vi) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(b)(v), not in excess of $200,000,000 at any time outstanding;

(vii) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and Indebtedness in the form of letters of credit provided in lieu of or as security for any of the foregoing;

(viii) Indebtedness consisting of reimbursement obligations or other obligations as an account party in respect of letters of credit issued for the account of the Borrower or any Subsidiary (i) to ensure payment or performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or (ii) in the ordinary course of business in an amount not in excess of $12,000,000 at any time outstanding;

(ix) (A) Permitted Subordinated Indebtedness incurred by the Borrower; provided that the Borrower shall have notified the Administrative Agent reasonably prior to the issuance of such Permitted Subordinated Indebtedness and of the principal terms thereof and the Required Lenders shall have approved of such terms to the extent the Required Lenders’ approval thereof is contemplated by the definition of the term “Permitted Subordinated Indebtedness”; and (B) Permitted Refinancing Indebtedness in respect thereof; and

(x) (A) Indebtedness of the Borrower ranking pari passu with the Loans in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; provided that (1) the maturity date of any such Indebtedness is no earlier than six months after the Maturity Date, (2) such Indebtedness has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments (other than regularly scheduled payments of cash or pay-in-kind interest) at any time prior to the date that is six months after the Maturity Date and (3) the Lender as of the close of business on the Closing Date and its Affiliates are given a right of first refusal with respect to the providing to the Borrower of any such Indebtedness meeting the requirements of the following sentence, and (B) Permitted Refinancing Indebtedness in respect thereof (provided that the Lender as of the close of business on the Closing Date and its Affiliates are given a right of first refusal with respect to the providing to the Borrower of any such Permitted Refinancing Indebtedness meeting the requirements of the following sentence). The requirements of a right of first refusal shall be met if (A) the Borrower promptly notifies (in no event later than five days after receiving a term sheet or other writing describing the material terms of a financing) in writing (a “Right of First Refusal Notice”) the Lender as of the close of business on the Closing Date of the proposed financing (a “Subsequent Financing”), (B) such Right of First Refusal Notice describes, in reasonable detail, (i) the proposed Subsequent Financing, (ii) the names and investment amounts of all investors participating in the Subsequent Financing, (iii) the proposed closing date of the Subsequent Financing (which shall be no sooner than twenty days from the date of such Right of First Refusal Notice), and (iv) all of the material terms and conditions thereof (and, to the extent documented, the proposed definitive documentation to be entered into in connection therewith), (C) such Right of First Refusal Notice provides the Lender as of the Closing Date and its Affiliates an option (the “Rights Option”) during the fifteen days following delivery of such Right of First Refusal Notice (the “Option Period”) to inform the Borrower whether it will provide the Subsequent Financing on substantially the same or more favorable terms and conditions as contemplated by such Subsequent Financing and (D) if the Borrower does not receive notice of exercise of the such Rights Option within the applicable Option Period, (i) the Borrower closes the Subsequent Financing on the scheduled closing date, or within fifteen days thereafter, with a third party and (ii) all of the material terms and conditions of the closing are the same as those provided in the applicable Right of First Refusal Notice.

(c) For purposes of determining compliance with this Section 6.01:

(i) any Indebtedness Incurred under the Existing Credit Agreement will be treated as Incurred on the Closing Date under clause (i) of paragraph (b) of this Section 6.01;

(ii) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(iii) the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(iv) following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to paragraph (a) of this Section 6.01 or pursuant to any clause in paragraph (b) of this Section 6.01 (other than clause (i) of such paragraph (b)) may later be reclassified by the Borrower such that it will be deemed as having been Incurred pursuant to such paragraph (a) or any clause of such paragraph (b) to the extent that such reclassified Indebtedness could be Incurred pursuant to such paragraph (a) or such clause of such paragraph (b) at the time of such reclassification.

(d) Notwithstanding paragraphs (a) and (b) above, neither the Borrower nor any Subsidiary shall Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of such person, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such person or (ii) any Secured Indebtedness that is not Senior Indebtedness of such person unless contemporaneously therewith the Borrower or such Subsidiary makes effective provision to secure the Obligations equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

For greater certainty, nothing in this Section 6.01 shall preclude the issuance by the Borrower of any Equity Interests (other than Equity Interests consisting of Disqualified Capital Stock, which shall only be permitted to be issued to the extent that associated Indebtedness would be permitted to be Incurred pursuant to paragraph (a) of this Section 6.01).

SECTION 6.02. Limitation on Restricted Payments. (a) The Borrower will not make, and will not permit any Subsidiary to make, directly or indirectly, a Restricted Payment if at the time of such Restricted Payment:

(i) a Default shall have occurred and be continuing (or would result therefrom);

(ii) the Borrower is not entitled to Incur an additional $1.00 of Indebtedness pursuant to Section 6.01(a); or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount of any payments made in property other than in cash to be valued at the fair market value of such property) since the Closing Date would exceed 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on July 1, 2007 and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 5.04(a) or (b), and the related certificate required to be delivered pursuant to Section 5.04(c), have been received by the Administrative Agent (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); provided, however, that for purposes of the foregoing calculation, any Restricted Payments made pursuant to paragraph (b) of this Section 6.02 (other than pursuant to clause (ii) of such paragraph) shall be excluded.

(b) The provisions of paragraph (a) of this Section 6.02 shall not prohibit:

(i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, other Subordinated Obligations of the Borrower which is permitted to be Incurred pursuant to Section 6.01;

(ii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.02; provided, that at the time of payment of such dividend, no Event of Default or Default shall have occurred and be continuing (or would result therefrom);

(iii) the declaration and payment by any Subsidiary of dividends or the making of other distributions ratably to its equity holders;

(iv) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, (A) repurchases of its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $7,500,000 in any fiscal year or (B) repurchases of its common Equity Interests in the open market or otherwise in an aggregate amount not to exceed $15,000,000;

(v) the declaration and payments of regularly scheduled dividends on Disqualified Capital Stock issued pursuant to Section 6.01 or any Preferred Equity Interests not constituting Disqualified Capital Stock; provided, however, that at the time of payment of such dividend, no Event of Default or Default shall have occurred and be continuing (or would result therefrom);

(vi) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 6.01; provided, however, that no Event of Default or Default shall have occurred and be continuing (or would otherwise result therefrom); and

(vii) the making of other Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (vii), does not exceed $25,000,000; provided, however, that at the time of each such Restricted Payment, no Event of Default or Default shall have occurred and be continuing (or would result therefrom).

SECTION 6.03. Limitation on Restrictions on Distributions from Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests to the Borrower or a Subsidiary or pay any Indebtedness owed to the Borrower, (b) make any loans or advances to the Borrower or (c) transfer any of its property or assets to the Borrower, except:

(i) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date;

(B) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) or (B) above or this clause (C) or contained in any amendment to an agreement referred to in clauses (A) or (B) above or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such refinancing agreement or amendment are no more restrictive than the restrictions in effect in respect of the Indebtedness being Refinanced;

(D) any encumbrance or restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition (to the extent such sale or disposition is permitted hereunder); and

(E) any encumbrance or restriction imposed pursuant to applicable law, rule, regulation or order; and

(ii) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

SECTION 6.04. Limitation on Asset Sales. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, consummate any Asset Sale (other than a Permitted MLP Transfer) unless (i) such Asset Sale (x) involves the sale, transfer, lease or other disposition of Hydrocarbon Interests for consideration that consists of Hydrocarbon Interests or a combination of Hydrocarbon Interests and cash or (y) is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) an amount equal to 100% of the Net Cash Proceeds from such Asset Sale is applied by the Borrower (or such Subsidiary, as the case may be) in accordance with Section 2.12.

SECTION 6.05. Limitation on Transactions with Affiliates. (a) Except for Permitted MLP Transfers, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

(b) The provisions of Section 6.05(a) shall not prohibit:

(i) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 6.02;

(ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans of the Borrower or any of the Subsidiaries to the extent approved by the board of directors of the Borrower;

(iii) the payment of reasonable fees to directors of the Borrower and the Subsidiaries who are not employees of the Borrower or a Subsidiary, the reimbursement of reasonable out-of-pocket expenses incurred by directors of the Borrower and the Subsidiaries in connection with attending meetings of the board of directors of the Borrower and its Subsidiaries, the payment of reasonable premiums in respect of customary director’s and officer’s insurance covering directors and officers of the Borrower and the Subsidiaries and the indemnification of directors and officers of the Borrower and the Subsidiaries in a manner and to an extent that is customary; or

(iv) the issuance or sale of any Equity Interests (other than Disqualified Capital Stock) of the Borrower

SECTION 6.06. Limitation on Business of the Borrower and Subsidiaries. Engage at any time in any business or business activity other than the Oil and Gas Business.

SECTION 6.07. Merger and Consolidation.

The Borrower will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any person, unless:

(i) the resulting, surviving or transferee person (the “Successor Borrower”) shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower (if not the Borrower) shall expressly assume, pursuant to a joinder agreement to this Agreement or other documents or instruments in form and substance satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent, all the obligations of the Borrower under this Agreement;

(ii) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any Subsidiary as a result of such transaction as having been Incurred by such Successor Borrower or such Subsidiary at the time of such transaction), no Event of Default or Default shall have occurred and be continuing;

(iii) immediately after giving pro forma effect to such transaction, (A) the Successor Borrower would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.01(a) or (B) there would be no (x) increase in the Leverage Ratio or (y) decrease in the Reserve Coverage Ratio, in each case compared to that immediately prior to such transaction; provided, however, that this clause (iii) will not be applicable to (x) a Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Borrower or to another Subsidiary or (B) the Borrower merging with an Affiliate of the Borrower solely for the purpose and with the sole effect of reincorporating the Borrower in another jurisdiction; and

(iv) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and, if requested by the Administrative Agent, an opinion of counsel, each stating that such consolidation, merger or transfer and such joinder agreement and other documents or instruments (if any) comply with this Agreement.

For purposes of this Section 6.07, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Successor Borrower will be the successor to the Borrower and shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, and the predecessor Borrower, except in the case of a lease transaction, shall be released from its obligations hereunder and thereunder.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. (a) In case of the happening of any of the following events (“Events of Default”):

(i) any representation or warranty made or deemed made in or in connection with this Agreement or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(ii) default shall be made in the payment of any principal or associated repayment premium pursuant to Section 2.11 of any Loan when and as the same shall become due and payable, whether at the due date thereof or by acceleration thereof or otherwise;

(iii) default shall be made in the payment of any interest on any Loan or any Administrative Agent Fee or any other amount (other than an amount referred to in (ii) above) due under this Agreement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 30 days;

(iv) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in this Agreement (other than those specified in (ii) or (iii) above) and such default shall continue unremedied for a period of 60 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(v) the Borrower or any Subsidiary shall (a) (x) fail to pay any principal of Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) and/or (y) any other event or condition occurs that results in Indebtedness becoming due prior to its scheduled maturity and (b) the principal amount of such Indebtedness in the preceding clause (a), together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate to $15,000,000 or more at any time outstanding;

(vi) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (c) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(vii) the Borrower or any Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (vi) above, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing;

(viii) one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (a) is for the payment of money in an aggregate amount in excess of $15,000,000 or (b) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(ix) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $7,500,000;

(x) (i) any of the Obligations of the Borrower under this Agreement for any reason shall cease to be “Senior Subordinated Indebtedness”, under, and as defined in, any other Junior Financing Documentation relating to any Permitted Subordinated Indebtedness or (ii) the subordination provisions set forth in any Junior Financing Documentation relating to any Permitted Subordinated Indebtedness shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Permitted Subordinated Indebtedness; or

(xi) there shall have occurred a Change in Control.

(b) In the event of any Event of Default specified in clause (v) of Section 7.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Loans) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose:

(i) the Indebtedness that is the basis for such Event of Default has been discharged; or

(ii) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured.

SECTION 7.02. Acceleration. (a) If any Event of Default occurs (other than an event with respect to the Borrower described in clause (vi) or (vii) of Section 7.01(a)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest and applicable repayment premium thereon, and any unpaid accrued Administrative Agent Fees and all other liabilities of the Borrower accrued hereunder shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; and

(b) In the case of an Event of Default arising under clause (vi) or (vii) of Section 7.01(a), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest and applicable repayment premium thereon and any unpaid accrued Administrative Agent Fees and all other liabilities of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VIII

Subordination

SECTION 8.01. Agreement To Subordinate. The parties hereto agree that the Indebtedness evidenced by the Loans is subordinated in right of payment, to the extent and in the manner provided in this Article VIII, to the prior payment in full of all existing and future Senior Indebtedness of the Borrower and that the subordination is for the benefit of and enforceable by the lenders in respect of such Senior Indebtedness. Indebtedness of the Borrower that is Senior Indebtedness of the Borrower shall rank senior to the Loans in accordance with the provisions set forth herein, as shall any Secured Indebtedness.

SECTION 8.02. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property:

(a) lenders in respect of Senior Indebtedness of the Borrower shall be entitled to receive payment in full in cash of such Senior Indebtedness before Lenders shall be entitled to receive any payment of principal of, repayment premium or interest on or any amount owing in respect of the Loans;

(b) until the Senior Indebtedness of the Borrower is paid in full in cash, any payment or distribution to which Lenders would be entitled but for this Article VIII shall be made to lenders in respect of such Senior Indebtedness as their interests may appear; and

(c) if a distribution is made to the Lenders that, pursuant to the subordination provisions set forth in this Article VIII, should not have been made, such Lenders shall hold such distribution in trust for the lenders in respect of Senior Indebtedness of the Borrower and pay it over to them as their interests may appear.

SECTION 8.03. Default on Senior Indebtedness of the Borrower. The Borrower shall not pay the principal of, or repayment premium on or interest on the Loans and may not purchase, redeem or otherwise retire any Loans (collectively, “pay the Loans”) if either of the following (a “Payment Default”) occurs: (a) any Payment Obligation on any Designated Senior Indebtedness of the Borrower is not paid in full in cash when due; or (b) any other default on Designated Senior Indebtedness of the Borrower occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the Borrower shall be entitled to pay the Loans without regard to the foregoing if the Borrower and the Administrative Agent receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which a Payment Default has occurred and is continuing. During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Borrower pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods (a “Nonpayment Default”), the Borrower shall not pay the Loans for a period (a “Payment Blockage Period”) commencing upon the receipt by the Administrative Agent of (with a copy to the Borrower) written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Administrative Agent and the Borrower from the person or persons who gave such Blockage Notice; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 8.03), unless there is a Payment Default or the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness, the Borrower shall be entitled to resume payments on the Loans after termination of such Payment Blockage Period. The Loans shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of Nonpayment Defaults with respect to Designated Senior Indebtedness of the Borrower during such period. For purposes of this Section 8.03, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Borrower initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 8.04. Subrogation. After all Senior Indebtedness of the Borrower is paid in full and until the Loans are paid in full, the Lenders shall be subrogated to the rights of lenders in respect of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article VIII to lenders in respect of such Senior Indebtedness which otherwise would have been made to the Lenders is not, as between the Borrower and the Lenders, a payment by the Borrower on such Senior Indebtedness.

SECTION 8.05. Relative Rights. This Article VIII defines the relative rights of the Lenders and the lenders in respect of Senior Indebtedness of the Borrower. Nothing in this Agreement shall:

(a) impair, as between the Borrower and the Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay principal of and interest and premium on the Loans in accordance with their terms; or

(b) prevent the Administrative Agent or any Lender from exercising its available remedies, subject to the rights of lenders of Senior Indebtedness of the Borrower to receive distributions otherwise payable to the Lenders.

SECTION 8.06. Subordination May Not Be Impaired by Borrower. No right of any lender in respect of Senior Indebtedness of the Borrower to enforce the subordination of the Indebtedness evidenced by the Loans shall be impaired by any act or failure to act by the Borrower or by its failure to comply with this Agreement.

SECTION 8.07. Rights of Administrative Agent. (a) The Administrative Agent may continue to make payments in respect of the Loans and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, the Administrative Agent receives notice satisfactory to it that payments may not be made under this Article VIII. The Borrower, the Administrative Agent or an administrative agent or a lender in respect of Senior Indebtedness of the Borrower may give the notice; provided that, if an issue of Senior Indebtedness of the Borrower has an administrative agent, only such administrative agent may give such notice.

(b) The Administrative Agent in its individual or any other capacity may hold Senior Indebtedness of the Borrower with the same rights it would have if it were not the Administrative Agent. The Administrative Agent shall be entitled to all the rights set forth in this Article VIII with respect to any Senior Indebtedness of the Borrower which may at any time be held by it, to the same extent as any other lender in respect of such Senior Indebtedness; and nothing herein shall deprive the Administrative Agent of any of its rights as such lender. Nothing in this Article VIII shall apply to claims of, or payments to, the Administrative Agent hereunder.

SECTION 8.08. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to lenders in respect of Senior Indebtedness of the Borrower, the distribution may be made and the notice given to the administrative agent in respect thereof (if any).

SECTION 8.09. Administrative Agent Entitled To Rely. Upon any payment or distribution pursuant to this Article VIII, the Administrative Agent and the Lenders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 8.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other person making such payment or distribution to the Administrative Agent or to the Lenders or (c) upon the administrative agent for the lenders of Senior Indebtedness of the Borrower for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the lenders in respect of such Senior Indebtedness and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VIII. In the event that the Administrative Agent determines, in good faith, that evidence is required with respect to the right of any person as a lender of Senior Indebtedness of the Borrower to participate in any payment or distribution pursuant to this Article VIII, the Administrative Agent may request such person to furnish evidence to the reasonable satisfaction of the Administrative Agent as to the amount of such Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such person under this Article VIII, and, if such evidence is not furnished, the Administrative Agent may defer any payment to such person pending judicial determination as to the right of such person to receive such payment. The provisions of Article VIII shall be applicable to all actions or omissions of actions by the Administrative Agent pursuant to this Article VIII.

SECTION 8.10. Administrative Agent To Effectuate Subordination. Each Lender by making a Loan authorizes and directs the Administrative Agent on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Lenders and the lenders in respect of Senior Indebtedness of the Borrower as provided in this Article VIII and appoints the Administrative Agent as attorney-in-fact for any and all such purposes.

SECTION 8.11. Administrative Agent Not Fiduciary for Lenders In Respect of Senior Indebtedness. The Administrative Agent shall not be deemed to owe any fiduciary duty to the lenders in respect of Senior Indebtedness of the Borrower and shall not be liable to any such lenders if it shall mistakenly pay over or distribute to the Lenders or the Borrower or any other person, money or assets to which any lenders in respect of Senior Indebtedness of the Borrower shall be entitled by virtue of this Article VIII or otherwise.

SECTION 8.12. Reliance by Lenders In Respect of Senior Indebtedness on Subordination Provisions. Each Lender by making a Loan acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each lender in respect of any Senior Indebtedness of the Borrower, whether such Senior Indebtedness was created or acquired before or after the issuance of the Loans, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such lender in respect of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE IX

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereunder, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth hereunder. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (c) except as expressly set forth hereunder, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent any of its Affiliates in any capacity. The Administrative Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth hereunder, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at 4600 Post Oak Place, Suite 200, Houston, TX 77027, Attention of Chief Financial Officer (Fax No. (713) 622-5101, with a copy to Jackson Walker L.L.P. at 1401 McKinney, Suite 1900, Houston, Texas 77010, Attention of David G. Dunlap (Fax No. (713) 308-4101);

(b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and

(c) if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Administrative Agent Fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.17 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans), (ii) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) if no such system shall then be specified by the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.17 and 10.05, as well as to any other amounts accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13 and 2.17 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans owing to it and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation and administration of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and it hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS OR TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION MANDATORILY GOVERN ANY LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as expressly provided in this Agreement.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, or waive or excuse the payment of (or extend the date for payment of) any repayment premium pursuant to Section 2.11, or reduce the amount thereof, without the prior written consent of each Lender, (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.14, the provisions of Section 10.04(j) or the provisions of this Section without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 10.04(i) without the written consent of such SPC or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.10. Entire Agreement. This Agreement and the Fee Letter constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the Fee Letter. Nothing in this Agreement, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law; provided that notice of the use of any such alternative means of service shall be provided to each affected party in the manner provided in Section 10.01.

SECTION 10.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the enforcement of its rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 10.17. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATP OIL & GAS CORPORATION

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[ATP - Credit Agreement]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent

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[ATP - Credit Agreement]